Exhibit 99.1

Galaxy Gaming Suspends Billing During Casino Closures

Move Designed to Help Casinos Through Temporary Troubles

LAS VEGAS, March 16, 2020 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today that it will suspend billing its customers whose casinos are closed as a result of the Coronavirus crisis.  Such suspension will last for the duration of the closures.

Executive Comments

“The world has changed drastically in the past week and our customers appear to be among the hardest hit, with mandatory closures in several jurisdictions and more likely to come,” said Todd Cravens, Galaxy’s President and CEO. “These closures will put incredible burdens on our customers with respect to their own customers and employees and we don’t want to add to those burdens.  We hope the crisis passes quickly and we look forward to serving our customers again on the other side of this.”

“We will pro-rate Licensing Recurring arrangements for the portion of each month’s billing that the casino is closed,” stated Harry Hagerty, Galaxy’s CFO.  “Performance Recurring billing will be unaffected as those invoices are based on the actual usage of the game during the month.

“We have sufficient cash on hand to continue to pay our employees through this limited closure,” Hagerty continued.  “At the same time, we will work with many of our vendors to defer payment until such time as our industry returns to more normal conditions.  And we will suspend all non-essential activities until then as well.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Progressive Games Partners LLC, Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740